Immediate Release	For	Further Information Contact
Thursday, May 8, 2008		Robert E. Phaneuf Vice President - Corporate Development (918) 632-0680

RAM ENERGY RESOURCES REPORTS FIRST QUARTER 2008 RESULTS;

KEY OPERATING AND FINANCIAL HIGHLIGHTS

- Record Production, Cash Flow from Operations and EBITDA Recorded

- Significant Drilling Activity Pickup on Growth Driver Properties

Tulsa, Oklahoma – RAM Energy Resources, Inc. (Nasdaq: RAME) today announced first quarter 2008 earnings and operating results.

First Quarter 2008 Highlights

•

First quarter production totaled 612,000 barrel equivalents (BOE), up 96 percent from 313,000 BOE in the first quarter 2007; the equivalent average daily production of 6,725 BOE in the first quarter of 2008 compares to 3,478 BOE in last year’s quarter;

•	First quarter production also rose 40 percent compared to production of 436,000 BOE in the fourth quarter of 2007;
•

RAM’s interest in Barnett Shale wells has increased to 20 wells, of which five are drilling or completing. The company had interests in 11 producing wells at year-end 2007. RAM’s inventory of seismically identified locations stands at 29;

•

Cash flow from operations (a non-GAAP measure) increased 298 percent in the first quarter of 2008 to $16.2 million compared to $4.1 million reported in last year’s first quarter. Similarly, adjusted EBITDA (a non-GAAP measure) rose 206 percent in the first quarter to $24.0 million compared to $7.8 million in the first quarter of 2007;

•	Oil and gas sales rose to $43.5 million, an increase of 188 percent above last year’s level, on the strength of higher production and higher hydrocarbon prices;

-More-

•	RAM participated in the drilling of 23 gross (20.6 net) wells, 15 of which were completed as producing wells and eight were in various stages of completion at March 31;
•

The reported net loss in the first quarter 2008 of $523,000, or $0.01 per share, was substantially affected by non-cash unrealized derivative losses totaling $5.3 million ($2.4 million after tax). Excluding the impact of unrealized derivative losses, adjusted net income was $2.8 million, or $0.05 per basic share.

“Having completed our first full quarter of operations after our acquisition of Ascent in November of 2007, we are pleased with the integration of operations, our ability to quickly combine and prioritize our drilling opportunities and the initial results from our drilling activity. In the near-term we are focused on growing overall production from our growth drivers while keeping up an active drilling pace in our project maintenance areas,” said Larry Lee, Chairman and CEO. ‘‘We continue to position the company to grow through a balanced strategy of acquisition, exploitation and exploration,’’ added Mr. Lee.

Income and Cash Flow

For the quarter ended March 31, 2008, RAM reported a net loss of $523,000, or $0.01 per share, based upon 59.2 million basic weighted average shares outstanding. Results for the current quarter were negatively impacted by unrealized mark-to-market derivative losses of $5.3 million (an impact of $2.4 million after tax). Excluding the negative impact of non-cash unrealized derivative losses, adjusted net income for the quarter was $2.8 million, or $0.05 per basic weighted average shares outstanding. Reported results of the first quarter 2008 compared to the year-ago quarter were the product of substantially higher total production combined with higher prices for oil, natural gas liquids (NGLs) and natural gas along with higher operating and interest expenses. By comparison, in the first quarter 2007, RAM reported a net loss of $580,000, which included an unrealized mark-to-market derivative loss of $1.1 million (an impact of $0.07 million after tax).

Cash flow from operations, a non-GAAP measure, was $16.2 million for the first quarter of 2008 compared to cash flow of $4.1 million in the same quarter of 2007. See the attached table for

-More-

reconciliation of this non-GAAP financial measure to the corresponding GAAP amounts of cash provided by operating activities of $5.1 million for the first quarter of 2008. Similarly, EBITDA, a non-GAAP measure, was $24.0 million in the first quarter of 2008, a 206 percent increase above the $7.8 million of the year-ago quarter.

Production

Total production for the first quarter 2008 grew 96 percent to 612,000 BOE, an increase of 299,000 BOE compared to the year-ago quarter of 313,000 BOE primarily as a result of the addition to production from the acquisition of Ascent in November of 2007. In addition, total production for the first quarter 2008 exceeded production in the fourth quarter of 2007 of 436,000 BOE which included production from the Ascent acquisition for the month of December 2007. Oil, NGL and natural gas volumes were all substantially above year-ago levels. Oil volume increased 65 percent to 298,000 BOE, NGL volume was up 111 percent and natural gas production increased 148 percent to 1.4 billion cubic feet (Bcf).

Commodity Prices and Revenues

The company’s realized price for oil increased 71 percent to an average of $96.17 per barrel in the first quarter of 2008, compared with last year’s first quarter average realized price of $56.37 per barrel. The price of NGLs also rose 42 percent to an average price of $53.99 per barrel. Similarly, the company’s realized price for natural gas grew 21 percent to average $7.54 per thousand cubic feet (Mcf) compared to an average of $6.21 per Mcf in the first quarter of 2007. The increase in hydrocarbon production combined with higher average realized prices caused oil and gas revenues to rise 188 percent to $43.5 million in the first quarter of 2008 compared to $15.1 million in the same quarter of 2007.

The company does not formally designate derivative contracts as hedges, nor are its derivative contracts associated with its production; therefore realized prices are not associated with derivative gains or losses. In the first quarter of 2008 contract settlements and premium costs of derivatives were $2.3 million and unrealized mark-to-market losses were $5.3 million, resulting in a total of $7.6 million realized and unrealized derivative losses impacting the quarter. In the first quarter of 2007 contract settlements and premium costs of derivatives were a nominal $30,000 and unrealized mark-to-market

-More-

losses were $1.1 million, resulting in a total of $1.1 million of realized and unrealized losses impacting the quarter. As a result of the impact of derivatives, total revenues and other operating income for the first quarter of 2008 were $36.1 million.

Costs and Expenses

Production expenses were $15.23 per BOE in the first quarter of 2008, or a total of $9.3 million, five percent higher on a BOE basis than the $14.47 per BOE, or a total of $4.5 million, in the previous year’s quarter. The increase on a BOE basis was primarily due to workover expenses and a general overall increase in expense from service providers. Production taxes, which are based on realized prices at the wellhead, were $3.97 per BOE in this year’s first quarter, or a total of $2.4 million, 51 percent above the $2.63 per BOE, or a total of $824,000 during the 2007 quarter, principally as a result of increases in oil and natural gas prices. Production taxes as a percent of oil and natural gas sales were approximately flat with the rate in the year-ago quarter. General and administrative expenses of $5.5 million, or $9.01 per BOE, rose 20 percent on a BOE basis from the $7.50 per BOE or $2.3 million of last year. The increase is principally a result of an increased number of employees resulting from the Ascent acquisition as well as higher salary expense and professional fees compared to the first quarter of 2007. In addition, the first quarter includes an accrual of $853,000 for certain recurring identifiable costs which the company expects to incur ratably throughout the 2008 year. Accordingly, in the first quarter of 2008, RAM accrued approximately $853,000 for certain professional fees and bonuses anticipated to be incurred during the remainder of the year. Therefore, in addition to the typically higher professional fees associated with providing year-end 2007 results and compliance with regulatory directives which were paid in the first quarter of 2008, RAM is also adding an accrual for a portion of the anticipated costs of such items in future quarters during 2008. The impact is anticipated to temporarily cause general and administrative expenses to be at a higher level than what management expects on a normalized basis. Net interest expense for the first quarter of 2008 rose by $4.5 million, or 123 percent, to $8.1 million compared to the prior year’s first quarter due to higher outstanding indebtedness associated with the Ascent acquisition which was partially offset by lower effective interest rates.

-More-

2008 Operational Update

Oil and gas related capital expenditures totaled approximately $13.2 million in the first quarter, of which approximately $11.2 million was allocated to lower risk development and exploitation activities and $2.0 million for exploratory activities and unproven properties. The company participated in the drilling of 23 gross (20.6 net) exploitation and development wells and no exploratory wells in the first three months of the year in contrast to a total of 18 gross (14.67 net) wells drilled in the same period of 2007. Of the 23 gross wells drilled during the first quarter, 15 were completed as producers and the remaining eight were in various stages of completion at the end of the quarter.

South Texas

Although the closing of the Ascent acquisition did not occur until November 29, 2007, RAM moved quickly to initiate drilling on the company’s substantial existing inventory of proved undeveloped locations in South Texas. The Garza Hitchcock #12 was completed late last year with initial daily production of 1,947 Mcfe. In the first quarter 2008, the company drilled or was completing three additional wells on its acreage, the Garza Hitchcock #s 11, 13 and 14. The Garza Hitchcock # 13 was completed in the first quarter with initial daily production of 3,194 Mcfe. The Garza Hitchcock # 11 was completed early in the second quarter with an initial daily production rate of 2,698 Mcfe. Production from the Garza Hitchcock #s 11 and 13, along with that of the Garza Hitchcock # 14 which is currently completing, should contribute additional production in the second quarter. RAM has a 100 percent working interest and operates all of these South Texas wells. The company plans to drill six additional wells in South Texas during the year and has allocated a total of $19.0 million for this program in its 2008 capital budget.

North Texas Barnett Shale Activity Accelerating

The company has an interest in 15 producing wells in its Barnett Shale play in Jack and Wise Counties, Texas, and its seismic acquisition program continues to identify a growing inventory of potential drilling locations.

The pace of drilling activity and planned activity has significantly increased under our joint operating agreement with Devon Energy in the Rawle/Burress lease area. The Etta Burress 2-H and Etta Burress 4-H

-More-

wells, initiated in late 2007, have been drilled horizontally with the lateral portion of each well parallel to one another. These wells have successfully undergone our first simul-frac completion with resulting daily production of 1.46 MMcfe and 1.59 MMcfe of natural gas, respectively, initiated late in the first quarter. RAM has also participated with Devon Energy in the drilling of five additional wells on the same leases. Initial production of these wells, if successful, is likely to occur in the second quarter. The five wells are the Etta Burress 3-H, the Molloy 1-H, the T L Dickenson A 4-H, the T L Dickenson A 3-H and the T L Dickenson A 5-H, which is drilling. The Etta Burress 3-H horizontal well was successfully completed and has recorded an initial daily flow rate of 3.34 MMcf of natural gas and 58 barrels of oil. The Molloy A1-H, spud in early March 2008 to a target vertical depth of 7,100 feet with a lateral of approximately 1,900 feet, is currently completing. The T L Dickenson A 4-H well spud in April is awaiting completion as is the T L Dickenson A 3-H. Further, Devon has proposed an additional well to be drilled, in the relatively near future, on leases held under our joint operating agreement in the Barnett Shale.

Consistent with RAM’s objective to expeditiously test additional wells from its inventory of seismically identified Barnett Shale locations, the company spud the Brown 2-H well on April 8, 2008, and the well is currently drilling. The well targets a planned depth of approximately 7,100 feet with a lateral length of approximately 2,300 feet. RAM is operator and has approximately 89 percent working interest in the well and will bear a like percentage of the costs.

The Dethloff #1-H well, which also spud late last year under our joint operating agreement with EOG Resources, was completed in the first quarter. The well-bore was re-entered and drilled to its planned depth of approximately 7,000 feet with a lateral length of approximately 2,600 feet to test the Lower Barnett Shale formation. The well was completed with an initial daily production rate of 823 Mcf of natural gas and three barrels of oil.

Barnett Shale Project Inventory Remains High

Over the last two years, RAM has acquired and interpreted 45 square miles of 3-D seismic in Jack and Wise Counties, Texas. The 3-D seismic supported the drilling of the company’s 15 existing producing wells and continues to generate the growing number of identified locations in the company’s project inventory for potential near-to-intermediate term growth in its Barnett Shale play. RAM’s inventory remains substantial and

-More-

includes two wells drilling, three wells completing or awaiting completion, and one well proposed for drilling. The company has 29 seismically identified locations including proved undeveloped locations, probable locations and possible locations excluding wells currently proposed to be drilled. In addition, RAM and its partners plan to acquire and interpret 20 square miles of additional 3-D seismic during 2008 to continue to add to its inventory of future locations. The company has budgeted $10.0 million for drilling on its Barnett Shale acreage during 2008; however, based on the acceleration in activity currently underway, the adequacy of the existing allocation may be reviewed.

West Virginia

The company has staked six drilling locations on its West Virginia Devonian shale play and plans to initiate drilling early in the second quarter of 2008. RAM has contracted for a rig to begin drilling the initial six wells of its planned 14 well drilling program budgeted for this year. Previous wells drilled on the company’s acreage have provided much of the science needed to allow moving to the early exploitation phase. The initial six wells to be drilled in 2008 are planned as horizontal wells with laterals ranging from 2,200 to 3,000 feet, aimed at supporting the commercialization of the company’s acreage. RAM has a 100 percent working interest and operates all of its wells in West Virginia. The company has budgeted $19.0 million for its 2008 Appalachia program.

Electra/Burkburnett

In the Electra/Burkburnett area of North Texas, responsible for approximately 25 percent of total net production in the first quarter 2008, the company continues its development drilling and recompletion activity. During the first quarter 2008 a total of 14 net wells were drilled with RAM’s own drilling rig, of which 13 were completed as producing wells, with the one remaining well completed after the end of the quarter, approximating a similar activity level as that of the first quarter 2007. Subsequent to the first quarter, the company drilled four additional wells, two of which have been completed and are producing. A capital budget of $7.5 million for drilling has been allocated to Electra/Burkburnett for 2008. The company owns a 100 percent working interest in and operates the Electra/Burkburnett area.

-More-

Oklahoma

Most of the capital expenditure budget allocated to Oklahoma for 2008 is targeted in the company’s Allen and Fitts fields located in Pontotoc County where a total of 12 wells are planned this year to develop identified proved undeveloped locations and continue activity on existing waterflood projects underway. Through April 30, 2008, two wells have been drilled with resulting daily initial flow rates averaging 73 barrels of oil. A third well is completing and a fourth well has spud and is currently drilling. RAM plans a total of 10 wells to be drilled on these properties in 2008 and has budgeted $7.5 million for drilling activity during the year.

RAM to Webcast First Quarter 2008 Conference Call

The company’s teleconference call to review first quarter results will be broadcast live on a listen-only basis over the internet on Thursday, May 8, at 3:00 p.m. Central Daylight Time. Interested parties may access the webcast by visiting the RAM Energy Resources, Inc. website at www.ramenergy.com. From the home page, select the Investor Relations tab and then click on the microphone icon. The teleconference may be accessed by dialing 800.299.7635 (domestic) or 617.786.2901 (international) and providing the call identifier “40950438” to the operator. The webcast and the accompanying slide presentation will be available for replay on the company’s website. An audio replay will be available until May 16, 2008 by dialing 888.286.8010 (domestic) or 617.801.6888 (international) and using pass code “61054247”.

-More-

Forward-Looking Statements

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical facts, that address estimates of capital spending, NYMEX prices of oil and gas and company realizations, the impact of oil and gas derivatives, drilling activities, estimates of general and administrative expenses and events or developments that the company expects or believes are forward-looking statements. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those in forward-looking statements include oil and gas prices, exploitation and exploration successes, actions taken and to be taken by the government as a result of political and economic conditions, continued availability of capital and financing, and general economic, market or business conditions as well as other risk factors described from time to time in the company’s filings with the SEC. The company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise.

RAM Energy Resources, Inc. is an independent energy company engaged in the acquisition, exploitation, exploration, and development of oil and gas properties and the marketing of crude oil and natural gas. Company headquarters are in Tulsa, Oklahoma, and its common shares are traded on the Nasdaq under the symbol RAME. For additional information, visit the company website at www.ramenergy.com.

-Table Follows-

RAM Energy Resources, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2008	2007
ASSETS	(unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$ 14,571	$ 6,873
Deposits to meet derivative margin requirements	10,100	-
Accounts receivable:
Oil and natural gas sales, net of allowance of $21 ($287 at December 31, 2007)	17,796	15,136
Joint interest operations, net of allowance of $487 ($428 at December 31, 2007)	830	687
Income taxes	58	58
Other, net of allowance of $26 ($26 at December 31, 2007)	1,485	2,180
Prepaid expenses	2,169	1,928
Deferred tax asset	2,779	3,786
Other current assets	1,079	842
Total current assets	50,867	31,490
PROPERTIES AND EQUIPMENT, AT COST:
Oil and natural gas properties and equipment, using full cost accounting	593,283	573,470
Unevaluated oil and natural gas properties	20,009	26,895
Other property and equipment	9,032	8,787
	622,324	609,152
Less accumulated depreciation and amortization	(78,197)	(67,529)
Total properties and equipment	544,127	541,623
OTHER ASSETS:
Deferred loan costs, net of accumulated amortization of $392 ($4,540 at December 31, 2007)	4,847	5,135
Other	1,864	1,994
Total assets	$ 601,705	$ 580,242

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable:
Trade	$ 14,010	$ 11,121
Oil and natural gas proceeds due others	9,207	7,800
Related party	30	31
Other	1,188	1,371
Accrued liabilities:
Compensation	3,186	3,807
Interest	2,165	3,794
Franchise taxes	1,280	1,286
Income taxes	243	203
Other	-	75
Derivative liabilities	8,977	5,302
Asset retirement obligations	1,814	1,904
Long-term debt due within one year	1,160	29,231
Total current liabilities	43,260	65,925

OIL & NATURAL GAS PROCEEDS DUE OTHERS	2,426	2,383
DERIVATIVE LIABILITIES	4,580	3,073
LONG-TERM DEBT	350,501	306,516
DEFERRED INCOME TAXES	69,234	71,051
ASSET RETIREMENT OBLIGATION	26,066	25,741
UNCERTAIN TAX POSITIONS	6,982	6,855
COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value, 100,000,000 and 100,000,000 shares authorized, 61,683,836 and 60,842,836, shares issued, 60,799,033 and 59,971,945 shares outstanding at March 31, 2008 and December 31, 2007, respectively	6	6
Additional paid-in capital	132,172	131,625
Treasury stock - 903,578 shares (889,666 shares at December 31,2007) at cost	(4,011)	(3,945)
Accumulated deficit	(29,511)	(28,988)
Stockholders’ equity	98,656	98,698
Total liabilities and stockholders’ equity	$ 601,705	$ 580,242

-Table Follows-

RAM Energy Resources, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three months ended
	March 31,
	2008	2007
REVENUES AND OTHER OPERATING INCOME:
Oil sales	$ 28,660	$ 10,222
Natural gas sales	10,878	3,610
Natural gas liquids sales	3,995	1,312
Realized losses on derivatives	(2,318)	(30)
Unrealized losses on derivatives	(5,259)	(1,054)
Other	94	203
Total revenues and other operating income	36,050	14,263

OPERATING EXPENSES:
Oil and natural gas production taxes	2,429	824
Oil and natural gas production expenses	9,322	4,527
Depreciation and amortization	10,623	3,425
Accretion expense	538	146
Share-based compensation	547	173
General and administrative, overhead and other expenses, net of
operator’s overhead fees	5,517	2,346
Total operating expenses	28,976	11,441
Operating income	7,074	2,822

OTHER INCOME (EXPENSE):
Interest expense	(8,162)	(3,838)
Interest income	73	207
Other expense	(149)	-
LOSS BEFORE INCOME TAXES	(1,164)	(809)

INCOME TAX BENEFIT	(641)	(229)

Net loss	$ (523)	$ (580)

BASIC LOSS PER SHARE	$ (0.01)	$ (0.02)
BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	59,161,096	37,209,392

DILUTED LOSS PER SHARE	$ (0.01)	$ (0.02)
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	59,161,096	37,209,392

-Table Follows-

RAM Energy Resources, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three months ended
	March 31,
	2008	2007
OPERATING ACTIVITIES:
Net loss	$ (523)	$ (580)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities-
Depreciation and amortization	10,623	3,425
Amortization of deferred loan costs and Senior Notes discount	307	206
Accretion expense	538	146
Unrealized loss on derivatives	5,259	1,054
Deferred income taxes	(660)	(340)
Share-based compensation	547	173
Loss on disposal of other property and equipment	7	-
Undistributed losses on investment	142	-
Changes in operating assets and liabilities, net of effects of acquisitions
Deposits to meet derivative margin requirements	(10,100)	-
Accounts receivable	(2,149)	596
Prepaid expenses and other current assets	(477)	123
Accounts payable and oil and gas proceeds due others	4,116	(4,377)
Accrued liabilities	(2,403)	(463)
Income taxes payable	19	-
Asset retirement obligations	(194)	-
Total adjustments	5,575	543
Net cash provided by (used in) operating activities	5,052	(37)

INVESTING ACTIVITIES:
Payments for oil and natural gas properties and equipment	(13,206)	(4,468)
Proceeds from sales of oil and natural gas properties	241	47
Payments for other property and equipment	(259)	(39)
Proceeds from sales of other property and equipment	6	-
Payments of merger costs	35	-
Net cash used in investing activities	(13,183)	(4,460)

FINANCING ACTIVITIES:
Payments on long-term debt	(29,191)	(338)
Proceeds from borrowings on long-term debt	45,102	35
Payments for deferred loan costs	(16)	-
Common stock repurchased	(66)	-
Common stock offering, net of direct costs	-	27,366
Net cash provided by financing activities	15,829	27,063

INCREASE IN CASH AND CASH EQUIVALENTS	7,698	22,566
CASH AND CASH EQUIVALENTS, beginning of period	6,873	6,721
CASH AND CASH EQUIVALENTS, end of period	$ 14,571	$ 29,287

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$ -	$ -
Cash paid for interest	$ 9,466	$ 4,487

DISCLOSURE OF NON CASH INVESTING AND FINANCING ACTIVITIES:
Establishment of asset retirement obligations	$ 129	$ -

-Table Follows-

RAM Energy Resources, Inc.

Net Production, Unit Prices and Costs

	Three months ended March 31,
	2008	2007	Percent Increase Decrease
Production volumes:
Oil (MBbls)	298	181	64.6
Natural gas liquids (MBbls)	74	35	111.4
Natural gas (MMcf)	1,442	582	147.8
Total (MBoe)	612	313	95.5

Average realized prices (before effects of derivative contracts):
Oil (per Bbl)	$ 96.17	$ 56.37	70.6
Natural gas liquids (per Bbl)	53.99	37.94	42.3
Natural gas (per Mcf)	7.54	6.21	21.4
Total per Boe	71.13	48.41	46.9

Effect of settlement of derivative contracts:
Oil (per Bbl)	$ (7.78)	$ 0.01
Natural gas liquids (per Bbl)	-	-
Natural gas (per Mcf)	-	(0.05)
Total per Boe	(3.79)	(0.10)

Average realized prices (after effects of derivative contracts):
Oil (per Bbl)	$ 88.39	$ 56.38	56.8
Natural gas liquids (per Bbl)	53.99	37.94	42.3
Natural gas (per Mcf)	7.54	6.15	22.6
Total per Boe	67.34	48.31	39.4

Expenses (per Boe):
Oil and natural gas production taxes	$ 3.97	$ 2.63	51.0
Oil and natural gas production expenses	15.23	14.47	5.3
General and administrative	9.01	7.50	20.1
Net cash interest expense	12.72	12.27	3.7

-Table Follows-

RAM Energy Resources, Inc.

Reconciliation of Cash Flow from Operations

(a non-GAAP measure) to GAAP net

Cash Provided by Operating Activities

Non-GAAP Financial Measure

Cash flow, a non-GAAP measure, represents cash provided by operating activities before the impact of discontinued operations, changes in working capital items related to operating activities, and further adjusted for realized gains or losses on derivative transactions. This non-GAAP measure is presented because management believes it is a useful adjunct to cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). This non-GAAP cash flow measure is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities and fund debt service costs. This non-GAAP measure is not a measure of financial performance under GAAP and should not be considered as an alternative to cash provided (used) by operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity.

	Three months ended	Three months ended
	March 31, 2008	March 31, 2007
	(in thousands)	(in thousands)

Net cash provided by (used in) operating activities per condensed consolidated statements of cash flow	$5,052	$(37)
Less: working capital changes	(11,188)	(4,121)

Cash flow from operations (a non-GAAP measure)	$16,240	$4,084

Cash flow from operations (a non-GAAP measure)	$16,240	$4,084
Less: realized gains (losses) on derivatives	(2,318)	(30)

Cash flow from operations (a non-GAAP measure) excluding realized gains (losses) on derivatives	$18,558	$4,114

-Table Follows-

RAM Energy Resources Inc.
EBITDA (1)
(A Non- GAAP Measure)

	First Quarter Ended March 31
	2008	2007
	(in thousands)	(in thousands)

Reported Net Income	$(523)	$(580)

Plus: Interest Expense	8,162	3,838

Depreciation and Amortization	10,623	3,425

Accretion Expense	538	146

Share-based Compensation	547	173

Unrealized Derivative Losses	5,259	1,054

Income tax (benefit)	(641)	(229)

EBITDA	$23,965	$7,827

1. The company discloses this non-GAAP financial measures as a useful adjunct to its
GAAP disclosures because:
a. Management uses EBITDA to evaluate the company's operational trends and performance relative to other industry peer companies
b. EBITDA is a frequently used comparative measure by securities analysts